Exhibit 99.3

                                Contact:          James K. Leslie
                                                  President and
                                                  Chief Executive Officer

                                                  Taryn L. Kunkel
                                                  Vice President and
                                                  Chief Financial Officer
                                                  (410) 385-4500

FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.

ANNOUNCES COMPLETION OF $5 MILLION CASH INVESTMENT
AND STRATEGIC PARTNERSHIP

Baltimore, Maryland, December 23, 1997 -- PharmaKinetics Laboratories, Inc. (OTCBB:PKLB) announced today that the $5 million dollar cash investment and strategic partnership transaction with a group of investors led by CAI Advisors & Co. and Aster (bullet) Cephac S.A. (Aster) - a leading French contract research organization headquartered in Paris - has been successfully completed.

Under the terms of the transaction PharmaKinetics sold to the investor group, for a total cash payment of $5 million, 833,300 shares of Class A Convertible Preferred Stock convertible into 8.333 million shares of common stock, plus warrants to purchase 6.25 million shares of common stock, which will be exercisable for three years at an exercise price of $1.20 per share. PharmaKinetics also executed a Technology Exchange Agreement with Aster under which the two companies will develop and implement plans for cooperative marketing efforts in the United States and Europe. In addition, under this agreement the companies have already begun to exchange bioanalytical testing methods which will enhance each firm's service offering.

The preferred stock purchased by the investor group, if converted to common stock, would constitute approximately 41% of PharmaKinetics' outstanding stock. The addition of the shares issuable upon exercise of the warrants would result in the investor group owning 51% of the Company's stock on a fully diluted basis. If PharmaKinetics does not file a charter amendment by April 30, 1998 to increase the number of authorized shares, the investor group will receive warrants to purchase only 2.75 million shares of common stock at an exercise price of $.60 per share.

The investor group will have representation on PharmaKinetics' Board of Directors and certain rights to register shares with the Securities and Exchange Commission.

CAI Advisors & Co. is an investment company with offices in Montreal, New York, London and Paris which has a history of successful investments in the CRO industry and the pharmaceutical industry.


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Aster, which is controlled by CAI, is a leading CRO in France and Europe. It specializes in providing clinical pharmacology services (Phase I and IIA studies) to international pharmaceutical, biotechnology and medical device firms.

James K. Leslie, President and Chief Executive Officer of PharmaKinetics, said, "By completing this transaction PharmaKinetics has been able to create the balance sheet strength which has been lacking for the past several years. These new funds will be put to work to acquire the resources necessary to enhance our technical and scientific capabilities. Further, in the very short time we have been working with Aster it has become abundantly clear that the operational and marketing synergies between the two firms are likely to be even more meaningful than was first envisioned. In addition, I am confident that the knowledge and advice of CAI and their representatives on our Board of Directors will be of significant value as we move the Company forward towards meeting our goal of becoming a premier provider of contract research services to the worldwide pharmaceutical and biotechnology industries."

Dr. John Thebault, founder and Chief Executive Officer of Aster (bullet) Cephac S.A. added, "We have been looking to expand in North America in order to serve our customers better. We are looking forward to working closely with our colleagues at PharmaKinetics to grow our business in the future."

Leslie B. Daniels, a partner of CAI and former Chairman of Zenith Laboratories, a major generic drug manufacturer that was purchased by IVAX Corporation in 1994, said, "We believe the CRO industry represents an attractive investment opportunity. Combining the excellent resources and global reach of Aster (bullet) Cephac and PharmaKinetics will create a unique organization which will be ideally positioned to become an industry leader."

PharmaKinetics Laboratories, Inc. is a contract research organization serving the pharmaceutical and biotechnology industries.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks faced by the Company. These risks include, but are not limited to, the extent to which the Company can successfully deploy its capital to enhance its capabilities, the extent to which the Company and Aster (bullet) Cephac S.A. are able to identify and take advantage of marketing and operating synergies, general economic conditions, conditions affecting the pharmaceutical and biotechnology industries, and other risks referred to in the Company's periodic reports filed with the Securities and Exchange Commission.